EXHIBIT 4.1

Description of Registrant’s Securities

This description of our securities is a summary only of certain provisions contained in our Articles of Incorporation, as amended and is qualified in its entirety by reference to the complete terms contained therein. Please see Exhibits 3.1 through 3.5 to this Report.

Authorized Capital Stock

Our Articles authorize us to issue up to 10,000,000,000 shares, par value $0.001 per share, of Common Stock (our “Common Stock”).

Voting Rights

Each holder of our Common Stock is entitled to one vote for each share on all matters submitted to a vote of shareholders, except as otherwise required by law and subject to the rights and preferences of the holders of any outstanding shares of our preferred stock. The members of our board of directors (the “Board”) are elected by a majority of the votes cast at any meeting for the election of directors at which a quorum is present.  The terms of our Common Stock do not provide for cumulative voting.

No Preemptive or Similar Rights

Holders of our Common Stock do not have preemptive or preferential rights to acquire any authorized but unissued shares of our capital stock upon any future issuance of shares.

Dividend Rights

Subject to certain regulatory restrictions and to the rights of holders of any class of stock having preference over our Common Stock, holders of our Common Stock are entitled to share equally in such dividends as may be declared by the Board out of funds lawfully available therefor.

Liquidation Rights

Upon any liquidation, dissolution or winding up of the affairs of the Company, whether voluntary or involuntary, holders of our Common Stock shall be entitled to receive pro rata the remaining assets of the Company after the holders of any class of securities having preference over our Common Stock have been paid in full any sums to which they may be entitled.

Stock Exchange Listing

Our Common Stock is quoted infrequently on OTC Pink under the symbol “GFOO.”

Transfer Agent and Registrar

The transfer agent and registrar for our Common Stock is Transfer Online, Inc.